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                                  Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Stonepath Group, Inc.:

We consent to the use of our report dated March 31, 2000 relating to the consolidated balance sheet of Net Value Holdings, Inc. (renamed Stonepath Group, Inc. effective September 25, 2000) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                     /s/ KPMG LLP

San Francisco, California
October 2, 2000